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                                                                     Exhibit 5.1


                          [Frost Brown Todd Letterhead]




April 24, 2003


Convergys Corporation
201 East Fourth Street
Cincinnati, Ohio  45202

Ladies and Gentlemen:


Referring to the Registration Statement, as amended, which Convergys Corporation (the "Company") filed on December 17, 2002 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, related to the proposed issuance from time to time of up to an aggregate amount of U.S. $500,000,000 of the following types of securities:


(1)      Common Shares, without par value (the "Common Shares");

(2)      Preferred Shares, without par value (the "Preferred Shares");

(3) Debt securities (the "Debt Securities") which would be issued under an indenture between the Company and a trustee selected by the Company (the "Indenture");

(4) Warrants to purchase Common Shares (the "Common Share Warrants"), which would be issued under a common share warrant agreement to be entered into between the Company and a warrant agent selected by the Company (the "Common Share Warrant Agreement");

(5) Warrants to purchase Preferred Shares (the "Preferred Share Warrants"), which would be issued under a preferred share warrant agreement to be entered into between the Company and a warrant agent selected by the Company (the "Preferred Share Warrant Agreement"); and

(6) Warrants to purchase Debt Securities (the "Debt Securities Warrants"), which would be issued under a debt securities warrant agreement to be entered into between the Company and a warrant agent selected by the Company (the "Debt Securities Warrant Agreement") (the Common Shares, Preferred Shares, Debt Securities, Common Share Warrants, Preferred Share Warrants and Debt Securities Warrants may be referred to collectively as the "Company Securities").

The Company's Board of Directors has taken and will take from time to time corporate action relating to the issuance of the Company Securities (the "Corporate Proceedings"). Certain terms of the Debt Securities, Common Share Warrants, Preferred Share Warrants and Debt Securities Warrants may be established by certain officers of the Company who will be authorized by the Corporate Proceedings. In rendering the opinions expressed below, we have examined the (a) Amended Articles of Incorporation of the Company and all amendments thereto; (b) the Regulations of the Company and all amendments


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thereto; (c) the Form S-3 Registration Statement pursuant to which the Company
Securities are to be registered under the Securities Act of 1933, as amended;
(d) resolutions of the Board of Directors of the Company; and (e) such other documents, corporate records and instruments as we have deemed necessary or advisable for the purpose of this opinion.

Based on the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that:

(1) The Common Shares to be issued are duly authorized for issuance and, upon completion of the Corporate Proceedings, when issued and delivered in accordance with such Corporate Proceedings and the applicable underwriting or purchase agreement will be legally issued, fully paid and nonassessable.

(2) The Preferred Shares to be issued are duly authorized for issuance and, upon completion of the Corporate Proceedings, when issued and delivered in accordance with such Corporate Proceedings and the applicable underwriting or purchase agreement will be legally issued, fully paid and nonassessable.

(3) The Common Shares to be issued upon exercise of the Common Share Warrants, when issued and delivered in accordance with the Corporate Proceedings and the Common Share Warrant Agreement, will be legally issued, fully paid and nonassessable.

(4) The Preferred Shares to be issued upon exercise of the Preferred Share Warrants, when issued and delivered in accordance with the Corporate Proceedings and the Preferred Share Warrant Agreement, will be legally issued, fully paid and nonassessable.

(5) Assuming the proper execution of the Indenture by all required signatories other than the Company, the Indenture will be a valid and binding instrument and, upon completion of the Corporate Proceedings and the authentication, sale and delivery of the Debt Securities, the Debt Securities will be legal, valid and binding obligations of the Company, entitled to the benefit of the Indenture, including such terms as are established pursuant to the Corporate Proceedings.

(6) Assuming the proper execution of the Common Share Warrant Agreement by all required signatories other than the Company, upon execution of the Common Share Warrant Agreement by all required signatories, the Common Share Warrant Agreement will be a valid and binding instrument and, upon the completion of the Corporate Proceedings and the authentication, sale and delivery of the Common Share Warrants, the Common Share Warrants will be legal, valid and binding obligations of the Company, entitled to the benefits of the Common Share Warrant Agreement, including such terms as are established pursuant to the Corporate Proceedings.

(7) Assuming the proper execution of the Preferred Share Warrant Agreement by all required signatories other than the Company, upon execution of the Preferred Share Warrant Agreement by all required signatories, the Preferred Share Warrant Agreement will be a valid and binding instrument and, upon the completion of the Corporate Proceedings and the authentication, sale and delivery of the Preferred Share Warrants, the Preferred Share Warrants will be legal, valid and binding obligations of the Company, entitled to the benefits of the Preferred Share Warrant Agreement, including such terms as are established pursuant to the Corporate Proceedings.


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(8)      Assuming the proper execution of the Debt Securities Warrant Agreement by all required signatories other than the Company, upon execution of the Debt Warrant Agreement by all required signatories, the Debt Warrant Agreement will be a valid and binding instrument and, upon the completion of the Corporate Proceedings and the authentication, sale and delivery of the Debt Warrants, the Debt Warrants will be legal, valid and binding obligations of the Company, entitled to the benefits of the Debt Warrant Agreement including such terms as are established pursuant to the Corporate Proceedings.

The above opinions are qualified to the extent that the enforceability of the Debt Securities, the Indenture, the Common Share Warrants, the Common Share Warrant Agreement, the Preferred Share Warrants, the Preferred Share Warrant Agreement, the Debt Securities Warrants and the Debt Securities Warrant Agreement are subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws in effect from time to time relating to or affecting the rights of creditors generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) the effect of the federal or state securities laws on enforceability of provisions relating to indemnification or contribution.

The opinions expressed herein are limited to the law of the State of Ohio and applicable federal law of the United States of America, and, accordingly, we express no opinions as to the law of any other state or jurisdiction. This opinion is based upon facts and law in existence on the date hereof, and we disclaim any undertaking to advise you of any changes occurring therein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company's Form S-3 Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.


Very truly yours,

FROST BROWN TODD LLC




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